UNITED STATES
     SECURITIES AND EXCHANGE COMMISSION
           Washington, D.C. 20549

                SCHEDULE 13-G

  Under the Securities Exchange Act of 1934
            (Amendment No.  8 )*

       STERLING FINANCIAL CORPORATION
              (Name of Issuer)

        $5.00 par value Common Stock
       (Title of Class of Securities)

                 859317 10 9
               (CUSIP Number)


Check the following box if a fee is being paid with this statement |__|. (A fee is not required only if the filing person:
(1) has a previous statement on file
reporting beneficial ownership of more
than five percent of the class of
securities described in Item 1; and (2)
has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule
13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder
of this cover page shall not be deemed to
be "filed" for the purpose of Section 18
of the Securities Exchange Act of 1934
("Act") or otherwise subject to the
liabilities of that section of the Act but
shall be subject to all other provisions
of the Act (however, see the Notes.)
CUSIP NO. 859317 10 9        13-G
Page   2   of   4   Pages

 1  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF
    ABOVE PERSON

          Howard E. Groff
          Social Security ####-##-####


 2  CHECK THE APPROPRIATE BOX IF A MEMBER
    OF A GROUP*
            (a) |   |

            (b) | X |

 3  SEC USE ONLY


 4  CITIZENSHIP OR PLACE OF ORGANIZATION

           USA


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
REPORTING PERSON WITH:

     5  SOLE VOTING POWER

          685,568.666

     6  SHARED VOTING POWER

          500

     7  SOLE DISPOSITIVE POWER

          685,568.666

     8  SHARED DISPOSITIVE POWER

          500

 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY
    EACH REPORTING PERSON

           686,068.666

10  CHECK BOX IF THE AGGREGATE AMOUNT IN
    ROW (9) EXCLUDES CERTAIN SHARES*

11  PERCENT OF CLASS REPRESENTED BY AMOUNT
    IN ROW 9

         11.6%

12  TYPE OF REPORTING PERSON*

         IN
SCHEDULE 13-G
STERLING FINANCIAL CORPORATION
Page 3 of 4 Pages

Item 1 (a)  Name of Issuer:  Sterling
Financial Corporation

Item 1 (b)  Address of Issuer's Principal
            Executive Office:

          101 North Pointe Boulevard
          Lancaster, PA  17601-4133

Item 2 (a)  Name of Person Filing:

            Howard E. Groff

Item 2 (b)  Address of Principal Business
            Office or, if none, Residence:

          111 East State Street
            Quarryville, PA  17566


Item 2 (c)  Citizenship:  USA

Item 2 (d)  Title of Class of Securities:
            $5.00 par value Common Stock

Item 2 (e)  Cusip Number:  859317 10 9

Item 3      Not applicable - This statement
           is filed pursuant to Rule 13d-
           1(c).

Item 4      Ownership:

      (a) Amount Beneficially Owned:
            686,068.666

      (b) Percent of Class:  11.6%

      (c) Number of shares as to which
           such person has:

          (i) sole power to vote or to
              direct the vote:
                685,568.666
         (ii) shared power to vote or to
              direct the vote:
                500
        (iii) sole power to dispose or to
              direct the disposition of:
                685,568.666
         (iv) shared power to dispose or to
              direct the disposition of:
                500

Item 5      Ownership of Five Percent of
            Less of a Class:

              Not Applicable





Page 4 of 4 Pages

Item 6    Ownership of More than Five
          Percent on Behalf of Another
          Person:

              Not Applicable



Item 7    Identification and Classification
         of the Subsidiary:

              Not Applicable

Item 8   Identification and Classification
         of Members of the Group:

              Not Applicable

Item 9   Notice of Dissolution of Group:

                Not Applicable

Item 10 Certification:  Not Applicable -
        This statement is filed pursuant to
        Rule 13d-1(c).


                  Signature

     After reasonable inquiry and to the
best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







            /s/ Howard E. Groff

             Howard E. Groff




Date: January 24, 1996